Exhibit 99.2

Event ID:	1350401
Culture:	en-US

Event Name: Q2 2006 The Smith & Wollensky Restaurant Group, Inc. Earnings Conference Call

Event Date: 2006-08-09T21:00:00 UTC

C: Alan Stillman; The Smith & Wollensky Restaurant Group Inc.;Founder, Chairman & CEO

C: Sam Goldfinger;The Smith & Wollensky Restaurant Group Inc.;CFO

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Operator: Good afternoon and thank you for joining us for the Smith & Wollensky Restaurant Group's second quarter 2006 earnings conference call. As you know, the Company issued its earnings press release earlier this afternoon. If you do not have it and would like a copy of the release faxed or e-mailed to you, please contact their office at 212-838-2061 and they will see that you get what you need immediately.

Before we begin, I would like to point out that any comments today that are forward-looking are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties which may affect the Company's business and prospects including economic, competitive, governmental, food and labor supply and other factors discussed in the Company's filings with the Securities and Exchange Commission.

Now I'd like to turn the call over to Alan Stillman, Chairman and CEO of Smith & Wollensky Restaurant Group.

Alan Stillman: Thank you, and good afternoon or evening everybody. I'm here with our CFO, Sam Goldfinger, and we're also willing and able to answer whatever questions you have when we finish with our comments. This has been a very unusual second quarter for us in that we found of the topline was extremely disappointing, as sales in our restaurant actually decreased 1.7% as compared to 2005. Most of the declines, in fact, I think all of the declines were in cover counts at dinner for à la carte services. However, most of these declines -- so that we only declined 1.7%, were offset by our private events team increasing their sales, which means they did a fantastic job.

And it really was an unusual event for us to have one go up and the other go down. In our business, being the high end of the restaurant business, it is much more normal and ordinary for both of these sales -- that is dinner business sales and banquet sales, to go up and down together, especially over a period of time or three or six months. So this has been one of the most unusual quarters that I have seen.

We do not include the results in here from New Orleans or The Manhattan Ocean Club, which we closed on January 1st. And we don't also include Quality Meats, which opens in April of this year, but which I will certainly comment on in a few seconds.

As I said, while we are most unhappy with the quarterly sales, we're certainly happy with the bottom line. The bottom line efficiencies that were put in and were affected by our managers all over the countries resulted in positive earnings. And I certainly want you to be aware -- it's very important that you're aware that although the income says that we made $0.07 compared to $0.01, which is true, $423,000 of that is insurance that we were covered under the business interruption policy for the disaster in New Orleans.

You should also note that our pro forma income for the quarter reflects an exclusion of $65,000 in option compensation charges. So when you put that all together, we're still quite happy -- very happy as a matter of fact, with the fact that we actually made more money then we made last year for both the quarter and for six months.

We obviously are in a position that we're also being affected by the general weakening of the economy. And we are currently working on a mixture of marketing advertising and public relations designed to keep the slack from getting any further than it is now, and our July announcement seems to me that we are accomplishing that to some degree. We also took a step in that direction by hiring a company called Open Table as our reservation resource over the Internet to be able to offer our guests the convenience of reserving tables on-line.

As I mentioned before, about $423,000 of business interruption came from our New Orleans restaurant. And we have determined that in our opinion, the New Orleans business community is not back at a strength that can support that. And in April, we put the New Orleans restaurant up for sale.

The first six months were pretty well flat. Consolidated sales increased almost nothing -- 0.1%. The net income, obviously because of the insurance, was $0.13 compared to $0.06. The pro forma net income for the first six months amounted to $655,000 or $0.08 a share.

The other notable item or some other notable items from the second quarter included the extremely fine opening that we had at Quality Meats. We had great critical acclaim and extremely fine word-of-mouth. And although we're not open for lunch at this point, we are still doing an incredible topline business at Quality Meats. It should be noted that included in the results for the second quarter of 2006 were the pre-opening and the costs of running a new restaurant in Manhattan, which although has been accepted very well and is doing very well, will take us another one to two quarters before we become positive on the bottom line.

We are continuing our search for locations for Wollensky's Grill around country. We believe that on a real estate basis, it's extremely difficult to find good locations currently as there have been an inordinate amount of restaurants built throughout the United States over the last three years. We still plan to open up three to four Wollensky's Grills by the end of 2008. However, we do not anticipate getting our first one open prior to the end of the six month period for next year.

We are narrowing our sights. We're focusing on three potential sites. And we're in the process of negotiating terms of leases in these locations and as soon as we sign them, we'll announce them. I would now like to turn the call over to Sam Goldfinger. He will review the financial highlights in more detail and then I will be more than happy to answer any questions. Thank you. Sam.

Sam Goldfinger: Thank you, Alan. For the second quarter of 2006, we had a net income of $572,000 or $0.07 per diluted share and that was compared to net income of $104,000 or $0.01 per diluted share for the second quarter of '05. Pro forma net income, a measure that we believe provide shareholders with better comparability, was $637,000 for '06 or $0.07 per share as compared to a net income of $104,000 in '05. Pro forma net income reflects the exclusion of approximately $65,000 of share based compensation charges related to the adoption of FAS 123R.

We experienced a decrease in consolidated restaurant sales of $1.7 million to 30.2 million for the quarter. Our comparable consolidated restaurant revenues decreased by 1.7%. And as Alan mentioned, the covers at dinner for à la carte dining was down for the quarter, part of that was offset by the improvements in the banquet covers, which helped offset some of the decrease that was experienced at dinner.

As Alan already mentioned, the calculation for comparable consolidated results excludes our Smith & Wollensky in New Orleans, which was closed on August 29th due to Hurricane Katrina, as well as The Manhattan Ocean Club which was closed on January 1st, 2006, and our newest concept, Quality Meats, which opened in April of '06.

Taking a look at some of the specific line item results for the second quarter cost of goods sold for our comparable restaurants decreased by 15 basis points for the second quarter of '05, and this decrease was mainly attributable to improvements in the cost of private events. This was partially offset by a modest increase in the cost of the beef of approximately 5% above what we paid during the second quarter of '05.

Our payroll and related cost ratios for comparable units was down 150 basis points for the quarter, primarily due to the concentrated efforts made by management in comparable units to reduce raw payroll and to decreases in employee medical claims under our self-insured health plan. For the quarter, our operating expenses were up 7 basis points from the second quarter of '05 in comparable consolidated restaurants. This increase was primarily driven by increases in professional fees, which were partially offset by decrease in operating supplies.

Occupancy and related expenses were 93 basis points higher for comparable consolidated units for the quarter, and this was primarily due to the rent incurred at our Las Vegas location as a direct result of the new lease entered into May of '05. Marketing and promotion expenses are lower for comparable consolidated restaurants by 86 basis points compared to the second quarter of '05, principally due to significant improvements made by our general managers in controlling both discounts and public relations.

Depreciation and amortization decreased by approximately $162,000, and the decrease related to the decrease in leasehold basis for the Las Vegas property directly related to the sale and sale leaseback entered into in May of '05. All of these changes I discussed resulted in increase in income for all comparable consolidated restaurants of approximately $523,000.

Management fee income declined by $14,000 for the second quarter compared to the second quarter of '05. All of the decline relates to decreased sales at our managed units in New York City.

G&A was approximately $103,000 higher than in the first quarter of '05 and increased approximately 73 basis points. The increase in G&A expenses was primarily due to a decrease in rental income from retail spaces that were located adjacent to the Las Vegas property, and to a decrease in income from the sale of retail products, as well as a compensation charges of approximately $65,000 which was related to the adoption of FAS 123R.

Net interest expense declined by approximately $206,000 and this was primarily due to the reduction of our capital lease obligation relating to the Las Vegas property, and also to a lesser extent, the payoff of approximately $9.2 million of debt. Provision for income tax decreased approximately $14,000. All of this resulted in net income after-tax of $572,000 or a pro forma income of $637,000 for the quarter, as compared to a net income of $104,000 in the '05 quarter.

I am going to go through and highlight some of the more significant line items for the six month results. Comparable consolidated restaurant sales increased approximately 0.1% for the six months of the year, with total consolidated restaurant sales down about $3.9 million. Food and beverage cost increased by 55 basis points for our comparable units for the first six months of '06, and this was primarily due to the increased beef costs during the first quarter of '06 as compared to the first quarter of '05.

Payroll and related costs improved by 93 basis points for our comparable units during the first half of '06, and this was primarily due to the concentrated efforts made by management in comparable units to reduce raw payroll and to decreases in employee medical claims under our self-insured health plan. All of the above, along with improvement of 9 basis points in restaurant operating expenses, an increase of 76 basis points in occupancy and related expenses, an improvement of 28 basis points in marketing and promotional expenses, and an improvement of 46 basis points in depreciation resulted in us having an increase in our income for all comparable consolidated restaurants of approximately $278,000.

Overall, the Company recorded a net income for the six months ended July 3rd, 2006 of $1.1 million or $0.13 per diluted share versus a net income of $551,000 or $0.06 per diluted share in '05. Pro forma net income for the six months ended July 3rd, 2006 was $655,000 or $0.08 per diluted share after the exclusion of $546,000 of insurance proceeds relating to the building and contents of the Smith & Wollensky in New Orleans and the add back of that $121,000 of share-based compensation charges.

Turning our attention to cash and liquid investments, we had approximately $6.7 million in cash and liquid investments available at July 3rd, 2006 compared to $7 million that was available to us at January 2nd, 2006. During the first half of '06, we used our cash and liquid investments to, among other things, pay down approximately $1.7 million in payables, purchase approximately $2.3 million in property and equipment, and this included the renovation costs for Quality Meats as well as the corporate relocation costs. And we also purchased approximately $379,000 of treasury shares.

With that, I will turn it back over to the operator. Alan and I will be happy to answer any questions you may have.

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Operator: (OPERATOR INSTRUCTIONS). There appear to be no questions at this time.

Alan Stillman: Thanks very much for your participation in this phone call. We appreciate it. We're looking forward to having a good balance of the year for the last five months or six months of the year. And we anticipate signing a couple of leases and getting some Wollensky's Grills open. Thank you very much. Have a very nice evening. Thank you.

Operator: Thank you very much. This concludes today's conference call. You may now disconnect. Have a wonderful day.